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                     September 25, 2023

       Jill M. Griebenow
       Chief Financial Officer
       Cboe Global Markets, Inc.
       433 West Van Buren Street
       Chicago, Illinois 60607

                                                        Re: Cboe Global
Markets, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Response Dated
September 13, 2023
                                                            File No. 001-34774

       Dear Jill M. Griebenow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance